AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 18th day of October, 1996 (the "Execution Date"), by and between AIMCO PROPERTIES, L.P., a Delaware limited partnership ("Purchaser"), and CHESAPEAKE ASSOCIATES, an Illinois limited partnership ("Seller"). All capitalized terms used and otherwise defined in the text hereof shall have the meaning ascribed thereto in Paragraph 28 hereof.

                                   RECITALS

     A. Purchaser is the owner of a fee simple interest in that certain real property located at 8727 Point Park Drive, Houston, Texas, 77095 more particularly described on Exhibit A attached hereto and made a part hereof (the "Land"). The Land, together with the Improvements, the balance of the Real Property, the Personal Property, and the Intangible Property, shall be collectively referred to herein as the "Property."

     B. Seller desires to sell, transfer, convey, and assign the Property to Purchaser, and Purchaser desires to purchase the Property from Seller, upon and subject to the terms and conditions set forth in this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants contained in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

1. PURCHASE AND SALE. Upon and subject to all of the terms and conditions of this Agreement, Purchaser agrees to purchase from Seller and Seller agrees to sell to Purchaser at the price of Seven Million Nine Hundred Fifty Thousand And No/100 Dollars ($7,950,000.00) (the "Purchase Price"), subject to adjustments as hereinafter provided, the Property.

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:
     2.1. On or before the date that is three (3) Business Days following the Execution Date, the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) (the "Earnest Money") to be held in Escrow by and in accordance with the provisions of the Escrow Agreement (the "Escrow Agreement") attached hereto as Exhibit B;

     2.2. At the "Closing" (as hereinafter defined), subject to the terms of Paragraph 20 herein, the assumption by Purchaser of Seller's obligations under the "Loan Documents" (as hereinafter defined), being an amount equal to the outstanding principal balance of and all accrued unpaid interest on the "Note" (as hereinafter defined) as of the "Closing Date" (as hereinafter defined); and

     2.3. At the Closing, the balance of the Purchase Price, adjusted for prorations and Closing costs as hereinafter provided, by federally wired "immediately available" funds, on or before 11:00 a.m. Chicago time.
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3.   TITLE COMMITMENT AND SURVEY.

     3.1. Delivery. Seller has previously delivered to Purchaser a title commitment for an owner's standard title insurance policy issued by Charter Title Company, as agents for Lawyers Title Insurance Corporation dated August 30, 1996 (hereinafter referred to as "Charter") for the Property. At Purchaser's sole cost and expense, Purchaser shall obtain a new title commitment, a copy of which is attached hereto as Exhibit C (the "Title Commitment"), together with copies of all documents, if any, referenced as exceptions therein (the "Underlying Documents") issued by Stewart Title Guaranty Company (hereinafter referred to as "Title Insurer") and shall pay any costs or penalties associated with Seller's cancellation of Seller's policy with Charter. In addition, Seller has provided Purchaser with an existing survey or plat map for the Property (the "Existing Survey"). Purchaser may obtain, at its sole cost and expense, an update of the Existing Survey for the Property or a new survey of the Property (either of which shall hereinafter be referred to as the "Updated Survey". For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) the general printed exceptions contained in the standard title policy to be issued by Title Insurer based on the Title Commitment; (b) general real estate taxes, association assessments, special assessments, special district taxes, and related charges not yet due and payable; (c) matters caused by the actions of Purchaser; (d) matters relating to the liens and security interests granted to secure the loan evidenced by the Note; and (e) Disapproved Title Exceptions which are waived by Purchaser pursuant to Paragraph 3.2 below and Minor Unpermitted Exceptions and Unpermitted Exceptions waived by Purchaser pursuant to Paragraph 3.3 below.
All other exceptions to title shall be referred to as "Unpermitted Exceptions".

     3.2. Approval. If the Title Commitment or the Updated Survey discloses any exceptions to title which are unacceptable to Purchaser (other than those matters set forth in Paragraph 3.1 (a) through (d) inclusive), Purchaser may give written notice to Seller (the "Title Notice") of Purchaser's disapproval of any such exceptions (a "Disapproved Title Exception") on or before 5:00 p.m. Chicago time on October 21, 1996 (the "Title Approval Period"). Any title exceptions which are set forth in the Title Commitment or on the Updated Survey to which Purchaser does not object in accordance with the immediately preceding sentence shall be deemed additional Permitted Exceptions. With regard to a Disapproved Title Exception for which Purchaser gives Seller a Title Notice, Seller may but shall not have the obligation to notify Purchaser within five
(5) Business Days of receipt of the Title Notice whether Seller shall bond over, cure, or cause the Title Insurer to remove such Disapproved Title Exception. Any such Disapproved Title Exception which Seller elects to bond over, cure, or cause the Title Insurer to remove (in each case to the reasonable satisfaction of Purchaser) shall be so bonded over, cured, or removed by Seller prior to Closing. If Seller fails to comply with the preceding sentence with respect to an obligation to pay money, and if such exception can be cured or removed by the payment of money, then Purchaser shall have the right to discharge such obligation to pay money and deduct said amount from the Purchase Price. If Seller does not so notify Purchaser, with respect to any Disapproved Title Exception from the Title Commitment, Purchaser may either waive its objection and proceed towards closing or terminate this Agreement by giving written notice to Purchaser of its election within five (5) additional Business Days. If Purchaser does not give such written notice within such five (5) additional Business Days: (i) Purchaser shall have waived its right to terminate this Agreement pursuant to this Paragraph 3.2; (ii) such Disapproved Title Exception shall be deemed an additional Permitted Exception; and (iii) the parties shall proceed to Closing. If Purchaser terminates this Agreement by written notice to Seller within such five (5) additional Business
Days: (i) Purchaser shall promptly deliver to Seller copies of all third-party studies, reports, and other investigations obtained by Purchaser in connection with its due diligence of the Property; (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any and all interest earned thereon; and (iii) this Agreement shall be null and void, leaving neither Purchaser nor Seller any right, obligation, or liability under this Agreement, except as expressly set forth herein.

     3.3. Date-Downs. If, after the expiration of the Title Approval Period but prior to Closing, a date-down to the Title Commitment discloses any exception not described in Paragraph 3.1(a) through (e) above, Seller shall have thirty (30) days from the date of the date-down, at Seller's expense: to
(i) bond over, cure, and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $15,000.00 (a "Minor Unpermitted Exception"), removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Minor Unpermitted Exceptions (in each case to the reasonable satisfaction of Purchaser); or (ii) have the right, but not the obligation, to bond over, cure, and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $15,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions (in each case to the reasonable satisfaction of Purchaser). In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) Business Days after the expiration of said thirty (30) day period, in which event the Earnest Money, together with all interest thereon, shall be returned to Purchaser and this Agreement shall be null and void, leaving neither Purchaser nor Seller any right or obligation under this Agreement, except as expressly set forth herein; provided, however, and notwithstanding anything contained herein to the contrary, if the Unpermitted Exception which gives rise to Purchaser's right to terminate was recorded against the Property as a result of the affirmative, willful action of Seller (and not by any unrelated third party) or if Seller is able to bond over, cure, or remove a Minor Unpermitted Exception for a cost not to exceed $15,000.00 the Title Insurer is willing to insure over a Minor Unpermitted Exception for a cost not to exceed $15,000.00 in accordance with the terms hereof and Seller fails to expend said funds in either case, then Purchaser shall be entitled to exercise any and all rights and remedies contained in Paragraph 11 herein. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have waived its objection to said Unpermitted Exception.

     3.4. Title Policy. On the Closing Date, Title Insurer shall deliver to Purchaser a standard title policy in conformance with the previously delivered Title Commitment, subject only to Permitted Exceptions (including, without limitation, Disapproved Title Exceptions and Unpermitted Exceptions waived by Purchaser) (the "Title Policy"). Purchaser and Seller shall each pay for one-half of the costs of the Title Commitment and Title Policy, except that Purchaser shall pay for the cost of any endorsements to, or extended coverage on, the Title Policy (other than endorsements obtained by Seller in order to cure or insure over a Disapproved Title Exception or an Unpermitted Exception, the cost of which shall be paid by Seller).

     3.5. Costs. The obligation of Purchaser and Seller to pay various costs set forth in Paragraphs 3.1 and 3.4 shall survive the Closing or earlier termination of this Agreement, respectively.

4.   PAYMENT OF CLOSING COSTS.

     4.1. In addition to the costs set forth in Sections 3.1 and 3.4, Purchaser and Seller shall each pay for one-half of the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (as hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax, and surtax imposed by Law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser and all other charges of the Title Insurer in connection with this transaction.

     4.2. Seller and Purchaser shall each pay one-half (1/2) of all closing and escrow fees of the "Escrow Agent" (as such term is defined in that certain Escrow Agreement by and between Purchaser and Seller dated as of the date hereof). The obligation of Purchaser and Seller to pay various costs set forth in Paragraphs 4.1 and 4.2 shall survive the Closing or earlier termination of this Agreement, respectively.

5.   DEED.

     Seller agrees to convey fee simple title to the Real Property to Purchaser by special warranty deed (the "Deed") in recordable form subject only to the Permitted Exceptions (including, without limitation, Disapproved Title Exception and Unpermitted Exceptions waived by Purchaser).

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the Closing Date. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 (as determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or, if Purchaser consents, to assign and transfer to Purchaser on the Closing Date all of Seller's right, title, and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty, in which case Seller shall pay to Purchaser at the Closing the amount equal to Seller's insurance deductible. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $100,000.00 (as determined by Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within five (5) Business Days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title, and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty and Seller shall pay to Purchaser at the Closing the amount equal to Seller's insurance deductible.

     6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which result or might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property shall: (i) materially impair access to the Property; (ii) cause any material non-compliance with any applicable Law, ordinance, rule, or regulation of any federal, state, or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impair the use of the Property as it is currently being operated, in each case, as reasonably determined by Purchaser (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and this Agreement shall become null and void and neither Purchaser nor Seller shall have any further rights or obligations under this Agreement, except as expressly set forth herein; or

          6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title, and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.3. Purchaser shall then notify Seller, within five (5) Business Days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) Business Day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title, and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. Seller has provided Purchaser and the agents, engineers, employees, contractors, and surveyors retained by Purchaser with full and free access to the Property to inspect the Property, including a review of leases located at the Property and to conduct and prepare such studies, tests, and surveys as Purchaser deemed reasonably necessary or appropriate, including, without limitation, one or more environmental assessments of the Property (collectively, the "Environmental Assessments"). Seller shall continue to provide Purchaser free access to the Property until October 28, 1996 (the "Inspection Period") for the purpose of obtaining a Phase I environmental report of the Property. The Environmental Assessments may include any investigations that Purchaser reasonably finds necessary for assessing the environmental condition of, and any potential environmental liabilities associated with, the Property. In addition, Purchaser may, at its own expense, cause a search for filings pursuant to the Uniform Commercial Code with respect to the Personal Property (the "UCC Search") to be performed.

     In connection with Purchaser's review of the Property, Seller has delivered to Purchaser copies of the most recent available tax bills, rent rolls, insurance premiums, the "Service Contracts" (as hereinafter defined), utility account numbers, and the 1993, 1994, and 1995 Annual Reports with respect to the Property (collectively, the "Property Documents"). Until the Closing or earlier termination of this Agreement, Seller shall continue to allow Purchaser and its Representatives the opportunity to review such other Contracts, books, records, and other documents and data, including tax returns (but excluding reports to Seller's Portfolio and Asset Review Committee and appraisals) as Purchaser reasonably requests. Purchaser and its Representatives have and shall continue to have the opportunity to make copies of such Contracts, books and records, tax returns, and other documents and data (other than computer software, reports to Seller's Portfolio and Asset Review Committee and appraisals) as they deem advisable. Purchaser acknowledges that other than Purchaser's right to approve the Title Commitment and Updated Survey pursuant to Section 3.2 of this Agreement, the Environmental Assessment, the UCC Search, and the "Property Questionnaire" (as hereinafter defined), Purchaser has completed its due diligence review of the Property.

     All of the foregoing tests, investigations, studies, and Environmental Assessments to be conducted by Purchaser pursuant to this Paragraph 7 shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests, investigations, studies and Environmental Assessments. Purchaser agrees to indemnify, defend, protect, and hold Seller harmless from any and all loss or costs, including attorneys' fees, liability or damages which Seller may incur or suffer as a result of Purchaser conducting its inspection and investigation of the Property (including the entry of Purchaser, its employees, or agents and its lender onto the Property), including without limitation, liability for mechanics' lien claims, but excluding losses, costs, liabilities, and damages arising from pre-existing conditions.

     During the Inspection Period, Purchaser shall maintain public liability insurance insuring the person, firm, or entity performing any tests, studies, and investigations.

     If: (i) the Environmental Assessments show the existence of any Hazardous Materials at the Property; or (ii) if the UCC Searches disclose any liens on the Personal Property other than liens in connection with the "First Mortgage Loan" (as hereinafter defined), Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If such written notice is not delivered to Seller on or before the expiration of the Inspection

Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice delivered to Seller on or before the expiration of the Inspection Period, then: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports, and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period; (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any and all interest earned thereon; and (iii) this Agreement shall be null and void, and neither Purchaser nor Seller shall have any further right, obligation, or liability under this Agreement, except as expressly set forth in this Agreement. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.1 shall survive the Closing and the delivery of the Deed or earlier termination of this Agreement.

     7.2. To Seller's knowledge, Seller has provided to Purchaser a complete copy of the Phase I Environmental Site Assessment of Chesapeake Apartments, dated April 11, 1996 (the "Existing Report"). Seller makes no representation or warranty concerning the accuracy of the Existing Report. Subject to the completeness of the Existing Report, Purchaser hereby releases Seller and the Affiliates of Seller from any liability with respect to the Existing Report, including, without limitation, the matters set forth in the Existing Report, and the accuracy of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.2 shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

8.   CLOSING; CONDITIONS PRECEDENT

     8.1. The closing of this transaction (the "Closing") shall be on the date (the "Closing Date") ten (10) Business Days following the delivery of the "Lender Consent" (as hereinafter defined). Unless otherwise mutually agreed to in writing by the parties, this transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Texas or, at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be divided equally between the parties hereto.

     8.2. The obligation of Purchaser to purchase the Property in accordance with this Agreement is subject to the following conditions precedent and, with respect to deliveries to be made at the Closing, conditions concurrent (collectively, "Purchaser's Closing Conditions"), which conditions may be waived, or the time for satisfaction thereof extended, by Purchaser only in a writing executed by Purchaser (provided, however, that any such waiver shall not affect Purchaser's ability to pursue any remedy it may have with respect to any breach hereunder by Seller):

          (a) all of the representations and warranties of Seller set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date; and

          (b) Seller, on or prior to the Closing Date, shall have complied and/or performed all of the obligations, covenants and agreements required on the part of Seller to be complied with or performed pursuant to the terms of this Agreement (including, without limitation, all of Seller's covenants and obligations pursuant to Section 9.2 hereof).

     8.3. Subject to Purchaser's rights under Section 11 hereof with respect to any default by Seller, if any of the Purchaser's Closing Conditions have not been fulfilled within the applicable time periods, Purchaser may:

          (a) waive the Purchaser's Closing Condition and close in accordance with this Agreement, without adjustment or abatement of the Purchase Price; or

          (b) terminate this Agreement by written notice to Seller and to Escrow Agent, in which event Escrow Agent shall return the Earnest Money, together with all interest earned thereon, to Purchaser, this Agreement shall be null and void and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement except as expressly set forth herein.

9.   CLOSING DELIVERIES.
     9.1. On or prior to the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deliver to Seller: (i) the balance of the Purchase Price, net of all prorations and closing costs as provided herein; (ii) an executed counterpart of the assignment and assumption documents set forth in Paragraph 9.2.3 and 9.2.4; (iii) evidence of the assumption by Purchaser of Seller's obligations under the Loan Documents and the release of Seller by the "Lender" (as hereinafter defined) from all liability in connection with the Loan Documents; and (iv) such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     9.2. On or before the Closing Date, Seller shall deliver to Purchaser executed and, if applicable, acknowledged originals of the following:

          9.2.1 the Deed (in the form of Exhibit D attached hereto), subject only to Permitted Exceptions (including, without limitation, those Unpermitted Exceptions waived by Purchaser);
          9.2.2 a special warranty bill of sale conveying the Personal Property (in the form of Exhibit E attached hereto);

          9.2.3 a counterpart of an assignment and assumption of intangible property (in the form attached hereto as Exhibit F), conveying the Intangible Personal Property and the Service Contracts;

          9.2.4 a counterpart of an assignment and assumption of Tenant Leases and security deposits (in the form attached hereto as Exhibit G);

          9.2.5 a counterpart of an assignment and assumption by Purchaser of Seller's obligations under the Loan Documents;

          9.2.6. a non-foreign affidavit (in the form of Exhibit H attached hereto);

          9.2.7 originals (or copies, if originals are not in Seller's possession) of the Tenant Leases;

          9.2.8 all documents and instruments reasonably required by the Title Insurer to issue the Title Policy including, without limitation, the Certification and Indemnity Agreement in the form of Exhibit O attached hereto;

          9.2.9 possession of the Real Property to Purchaser, subject to the terms of the Tenant Leases;

          9.2.10 evidence of the termination of the current management agreement; and

          9.2.11 notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the Tenant Leases and the obligation to refund the security deposits (in the form of Exhibit I).

10. PURCHASER'S DEFAULT. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT THAT THIS SALE IS NOT COMPLETED BECAUSE OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE.
THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE ACTUAL DAMAGES NOT TO EXCEED, IN THE AGGREGATE, $200,000.00, PLUS THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT AS EXPRESSLY SET FORTH HEREIN. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS THE RESULT
OF: (A) ANY WILLFUL ACTION WHICH WAS TAKEN WITH THE INTENT TO IMPEDE, DELAY, OR PREVENT THE SALE OF THE PROPERTY; OR (B) SELLER'S WILLFUL REFUSAL TO DELIVER THE CLOSING DOCUMENTS DESCRIBED IN SECTION 9.2 OF THIS AGREEMENT, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12.  PRORATIONS.

     12.1. Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; 1995 (if not paid) and 1996 real and personal property taxes and assessments; accrued but unpaid interest on the outstanding indebtedness owed to the Lender and other similar items shall be adjusted ratably as of 12:01 a.m. on the Closing Date. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. In addition, Purchaser shall give Seller a credit at Closing for all escrows, reserves, and holdbacks held by the Lender under the Loan Documents, including, without limitation, any real estate tax reserves, insurance reserves, debt service reserves, and capital replacement reserves, subject to the provisions of Paragraph 12.2 below. After the Closing, the Seller shall have no right to proceed in any manner or make any claim against Tenants occupying the Property from and after Closing for rents that were delinquent as of the Closing Date. Except as otherwise specified in Paragraph
12.2 below, thirty (30) days after the Closing Date, Seller and Purchaser shall make a final reconciliation of all Closing prorations.

     12.2. All basic rent paid to Purchaser, its Affiliates, or their Representatives on or after the Closing Date by any Tenant of the Property who is indebted under a lease for basic rent attributable to any period prior to the Closing Date shall, after payment therefrom to Purchaser of all current basic rent from such Tenant, be deemed a "Seller Receipt" until such time as all such indebtedness is paid in full. Within ten (10) days following each receipt by Purchaser of a Seller Receipt, Purchaser shall pay such Seller Receipt to Seller. Purchaser shall use all commercially reasonable efforts to collect any amounts which, upon collection, would constitute Seller Receipts hereunder. Within 120 days after the Closing Date, Purchaser shall deliver to Seller a reconciliation statement of Seller Receipts through the first 90 days after the Closing Date. Upon the delivery of the Seller Receipts reconciliation, Purchaser shall deliver to Seller any Seller Receipts owing to Seller and not previously delivered to Seller in accordance with the terms hereof. Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, of Purchaser's books and records to verify the accuracy of the Seller Receipts reconciliation statement and upon the verification of additional funds owing to Seller, Purchaser shall pay to Seller said additional Seller Receipts and the cost of performing Seller's audit. This Paragraph 12.2 shall survive the Closing.

13. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

14. ASSIGNMENT. Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement without the consent of Seller to any entity affiliated with Purchaser, or the principals of Purchaser, provided that Purchaser remains liable for, and the assignee assumes the obligations of Purchaser hereunder. If any assignee of Purchaser under this Agreement petitions or applies for relief in bankruptcy or such assignee is adjudicated as a bankrupt or insolvent, or such assignee files any petition, application for relief or answer-seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for itself under any present or future federal, state, or other statute, Law, code, or regulation relating to bankruptcy, insolvency, or other relief for debtors (collectively, a "Bankruptcy Filing") on or before the Closing Date, said Bankruptcy Filing shall be a default under this Agreement and Purchaser shall indemnify Seller for all costs, attorney's fees, and expenses of Seller resulting from Seller's efforts to obtain the Earnest Money as liquidated damages and to clear title to the Property from any encumbrance resulting from the Bankruptcy Filing.

15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to Sage Properties (to be paid by Seller). Purchaser and Seller shall indemnify, defend, and hold the other party hereto harmless from and against any and all claims (including, without limitation, reasonable attorney's fees, charges and disbursements, court costs, and costs of appeal) as a result of anyone claiming by or through the Indemnifying Party any fee, commission, or compensation on account of this Agreement, its negotiation, or the sale contemplated hereby other than to Sage Properties. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

16.  REPRESENTATIONS AND WARRANTIES OF SELLER.

     16.1. Organization and Qualification. Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Illinois; and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted; and is duly qualified or licensed as a foreign limited partnership in each jurisdiction where the character of the properties owned, leased, or operated or the nature of the business conducted by it makes such qualification or licensing necessary.

     16.2. Authority Relative to this Agreement. Subject to the satisfaction of the conditions set forth in Paragraph 20, Seller has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary action and no other proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution, and delivery thereof by the other parties hereto, constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

     16.3. Consents and Approvals; No Violation. The execution and delivery by Seller of this Agreement, the consummation by Seller of the transactions contemplated hereby and compliance by Seller with the provisions hereof will not: (a) subject to the satisfaction of the conditions set forth in Paragraph 20, conflict with, result in a breach of, cause a dissolution or require the consent or approval of any Person under any provision of the Organizational Documents of Seller; (b) to Seller's knowledge, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority; (c) subject to the satisfaction of the conditions set forth in Paragraph 20, and to Seller's knowledge, conflict with, result in a breach or violation of any of the terms or provisions of, or constitute a default under, any Contract, or give to any third party any right of termination, cancellation, amendment or acceleration under any Contract or result in the creation of a Lien on any assets or properties of Seller; or (d) subject to the satisfaction of the conditions set forth in Paragraph 20, to Seller's knowledge, violate or conflict with any judgment, order, writ, injunction or Law applicable to Seller.

     16.4. Financial Statements. Seller has previously delivered to Purchaser, to Seller's knowledge, true, accurate, and complete copies of the annual report for Seller for each of the years ended December 31, 1993, 1994, and 1995 (the "Annual Reports"). Seller makes no representation or warranty that Purchaser will achieve similar financial results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenue or expenses may be vastly different than Purchaser may be able to attain. Purchaser hereby releases

Seller, the Affiliates of Seller, and their respective Representatives from any liability with respect to such historical information, except with respect to a breach of a representation or warranty of Seller contained herein. Each of the financial statements included in the Annual Reports has been prepared in accordance with accounting principles consistently applied during the periods involved, except as otherwise noted therein, and each presents fairly the financial position of Seller as of its date and the results of its operations and changes in financial position for the period presented therein, as the case may be.

     16.5. Litigation. To Seller's knowledge after consultation with Seller's legal counsel, except as set forth on Exhibit N: (a) Seller has received no notice of any action, suit, or proceeding before any judicial or quasi-judicial body, by any Governmental Authority or other third party, pending, or overtly threatened against or affecting Seller or all or any portion of the Property; (b) there are no actions, suits, or proceedings pending or overtly threatened in connection with Seller or all or any portion of the Property; and (c) Seller has not received notice of any attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings pending against the Seller.
To Seller's knowledge, except as set forth on Exhibit N: (a) there is no Order to which Seller or the Property is subject; and (b) Seller has not received any written notice from any Governmental Authority regarding any violation of, or failure to comply with, any term or requirement of any Order to which the Seller or the Property is subject.

     16.6. Employee Matters. Seller does not have and has never had any employees. Seller: (i) does not have any liability under any past or present employee benefit plan that has not been paid or assumed by Seller or an ERISA Affiliate of Seller; (ii) does not have any liability to any employees of Seller or any employees of any Affiliate of Seller; and (iii) is not a party to or bound by any collective bargaining or similar labor Contract.

     16.7. The Property. The Property constitutes all of the real, personal, and intangible property currently used in the conduct of the business of Seller. Seller has not granted any options or rights of first refusal or rights of first offer to third parties to purchase or otherwise acquire an interest in the Property. To Seller's knowledge, the Seller owns the Property free and clear of all Liens, encumbrances, claims, rights, demands, easements, leases, agreements, covenants, conditions, and restrictions of any kind, except for: (i) those shown on the Title Commitment; (ii) the Tenant Leases; (iii) the Contracts; (iv) the Licenses and Permits; and (v) the Loan Documents. To Seller's knowledge, there are not presently pending: (i) any special assessments; or (ii) condemnation actions against the Property or any part thereof, other than those set forth on the Title Commitment, and Seller has not received written notice of any contemplated special assessments or eminent domain proceedings that would affect the Property. To Seller's knowledge, Seller has provided Purchaser with a copy of all certificates of occupancy for the Property in Seller's possession. Seller has no knowledge of a violation of any Law applicable to the Property. Except as expressly set forth herein, Seller does not make any representations or warranties relating to the condition of the Property. Purchaser acknowledges and agrees that it will be purchasing the Property based upon its inspections and investigations of the Property, and that Purchaser is purchasing the Property "AS IS" and "WITH ALL

FAULTS", based upon the condition of the Property as of the date of this Agreement. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth in this Agreement, neither Seller nor any of its consultants, brokers, or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to: the condition of the land or any improvements comprising the Property; the existence or non-existence of "Hazardous Materials" (as defined hereinafter); economic projections or market studies concerning the Property; any development rights; taxes; bonds; covenants; conditions and restrictions affecting the Property; water or water rights; topography; drainage; soil; subsoil of the Property; the utilities serving the Property or any zoning or building Laws; or rules or regulations or Environmental Laws affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Purchaser hereby releases Seller and its Affiliates from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller with respect to the condition of the Property, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, except for: (i) such matters as to which Seller has knowledge and which are not disclosed in the Existing Report; and (ii) third party claims brought against Purchaser and with respect to which Purchaser names Seller as a third party defendant.

     16.8. Tenant Leases. To Seller's knowledge, Exhibit J is a true, correct, and complete statement of all: (i) apartment leases, tenancies, and occupancies now in effect in connection with the Property (the "Tenant Leases"); (ii) the tenants at the Property; (iii) the dates of the expiration of Tenant Leases; (iv) the base rents payable under the Tenant Leases; and (v) all security deposits under the Tenant Leases. To Seller's knowledge, no rent has been prepaid under any Tenant Lease, except as set forth on Exhibit J. To Seller's knowledge, as of the Closing Date, there will be: (a) no brokerage or other leasing commissions payable in connection with any of the tenants or the Tenant Leases or any new leases or amendments of existing Tenant Leases; and
(b) no work specifically required to be performed under the Tenant Leases (other than work to be performed in the ordinary course of business). To Seller's knowledge, the Tenant Leases are in full force and effect. Seller has not received notice of any default by the landlord thereunder. No tenant under any Tenant Lease has any option or right of first refusal to acquire any ownership interest in the Property or any right to terminate its lease or is entitled to any rebate or concession. Seller has not applied any security deposits towards delinquent rent except for: (i) those tenants who have vacated their apartments; and (ii) those tenants who are in arrears for rent for more than thirty (30) days and with respect to whom Seller has commenced the process of eviction.

     16.9. Personal Property. To Seller's knowledge, Exhibit K contains a list of all personal property owned by the Seller used in connection with the operation of the Property (the "Personal Property"). To Seller's knowledge, Seller owns good and indefeasible title to, or has a valid leasehold interest in or has a valid right under contract to use the Personal Property. The

Personal Property is owned by Seller free and clear of all Liens, other than liens for current Taxes not yet due ("Permitted Liens"), and the loan evidenced by the Note.

     16.10. Business of the Partnership. The only business conducted by Seller at any time since its formation is the ownership, operation, management, financing, and development of the Property.

     16.11. Contracts. Exhibit L sets forth a true and complete list of all contracts (the "Contracts"). Seller has made available to Purchaser a true copy of each Contract, as presently in effect, and Seller has not received any notice from any party to any such Contract of the termination thereof. Neither Seller nor, to the knowledge of Seller, any other party to any Contract is currently in material violation or breach of or default under any such Contract or, with or without notice or lapse of time or both, would be in material violation or breach of or default under any such Contract.

     16.12. Compliance with Law; Permits and Approvals. The business of Seller has been and is currently being conducted in compliance in all material respects with all Laws, excluding applicable building and zoning Laws. To Seller's knowledge, Seller holds, and is in compliance in all material respects with, all permits, licenses, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the lawful conduct of its business (collectively, the "Licenses and Permits").

     16.13. Notice of Environmental Violations. Except as set forth in the Existing Report, Seller has not received written notice from any Governmental Authority or other Person alleging that the Property presently contains Hazardous Materials that Seller is in violation of any Law relating to Hazardous Materials.

     16.14. Loan Documents. Seller has previously delivered to Purchaser copies of all of the material documents in Seller's possession evidencing or securing the first mortgage loan (the "First Mortgage Loan Documents") encumbering the Property. Furthermore, except as disclosed by Seller to Purchaser, Seller has not received notice from any Lender that the First Mortgage Loan is in default. Seller has not entered into any written modifications of the First Mortgage Loan which have not been delivered to Purchaser.

     16.15. Responsibilities of Seller's Personnel. James Mendelson, Vice-President of Balcor, is responsible for financing and disposition of the Property. The asset manager and the resident manager of the Property are collectively responsible for the management of the Property on behalf of Seller.

     16.16. Additional Review. A copy of Paragraph 16 shall be delivered to each of the asset manager and the resident manager of the Property within two
(2) days after the execution by Seller of this Agreement, with a request to advise Mr. Mendelson within five (5) business days after receipt by the asset manager and the resident manager, as the case may be, as to the accuracy and truthfulness of the representations and warranties. Mr. Mendelson shall notify Purchaser as to the response of each of the asset manager and the resident manager within seven (7) business days if the asset manager or the resident manager indicated that any of the representations or warranties were incorrect, and the provisions of Paragraph 18.3 shall govern. If Mr. Mendelson fails to so notify Purchaser, Purchaser shall be entitled to conclude that the asset manager and the resident manager reviewed the representations and warranties and that the representations and warranties are correct as of the date of execution.

17. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller as follows:

     17.1.Authority. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power, and authority to execute this Agreement and consummate the transactions contemplated by this Agreement.

     17.2.Compliance with Laws. Except as described on Schedule 17.2, Purchaser has complied with all Laws applicable to it or to the operation of its business and has not received any notice of any material alleged claim or threatened claim, violation of, or liability or potential responsibility under, any such Law which has not heretofore been cured and for which there is no remaining liability.

18.  PRE-CLOSING COVENANTS.

     18.1.Press Releases. Prior to the Closing, no party or Affiliate of a party will issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated herein, including without limitation a general announcement to such party's employees, without the prior consent of the other party, which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit any party (or Affiliate) from issuing or causing publication of any such press release, announcement or public communication to the extent that such party (or Affiliate) reasonably determines such action to be required by Law or the rules of any national stock exchange applicable to it, in which case the party (or Affiliate) making such determination will use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance or to make any disclosure necessary to: (i) obtain any consent required under Paragraph 20 below; or
(ii) obtain the Title Commitment, the Updated Survey, or the UCC Search. Upon the execution of this Agreement and the Closing, Purchaser and Seller shall agree upon the wording of joint press releases announcing such execution and Closing, respectively, provided that in no event shall the parties issue any press release prior to the expiration or waiver of the Inspection Period set forth in Paragraph 7.

     18.2. Conduct Of Business. Except as contemplated herein or otherwise consented to by Purchaser in writing:

          18.2.1. Affirmative Covenants. Seller covenants and agrees that from the date hereof until the Closing, except for those matters beyond Seller's Control, Seller will continue to operate the Property in substantially the same manner as it is presently operated. Seller shall furnish to Purchaser unaudited operating statements, rent rolls, and a leasing status report on a monthly basis.

          18.2.2. Negative Covenants. Seller will not, and will not agree to:
         (i) apply security deposits towards delinquent rent except for: (a) those tenants who have vacated their apartments on the Property; or (b) tenants who are in arrears for rent for more than thirty (30) days and Seller has commenced the process of evicting the tenant;

        (ii) sell, transfer, pledge, mortgage, hypothecate, or assign, or offer to sell, transfer, pledge, mortgage, hypothecate, or assign all or any portion of the Property other than in the ordinary course of business; or

        (iii) enter into any Contract which is not terminable by the giving of thirty (30) days' notice (other than Tenant Leases);

        (iv) terminate or modify any Contract, except the termination of any Contract in the ordinary course of business;

        (v) default with respect to the performance of any material obligation relating to the Property, including, without limitation, the payment of all amounts due and the performance of all obligations arising under the Loan Documents;

         (vi) enter into any new lease or extend any Lease for a term in excess of one (1) year; or

        (vii) authorize any of, or commit or agree to take any of, the foregoing actions.

     18.3.Additional Information. If at any time after the execution of this Agreement, any party becomes aware of information which makes a representation or warranty in this Agreement untrue in any material respect, such party shall promptly disclose said information to the other parties. Provided the representation or warranty was true when made and further provided that the party making such representation or warranty did not take any action or omit to take any action that caused the representation or warranty in question to become untrue in any material respect, such party shall not be in default under this Agreement as a result of a breach of such representation or warranty arising from such disclosed information, and the sole remedy of the other party shall be to terminate this Agreement in which event the Earnest Money, together with interest thereon, shall be returned to Purchaser, this Agreement shall be null and void, and neither Purchaser nor Seller shall have any further rights, obligations, or liabilities hereunder, except as expressly set forth herein. Notwithstanding anything contained herein to the contrary, if the status of any of the tenancies changes from the date of the rent roll attached hereto on Exhibit J and the date of the rent roll delivered at Closing, provided the change in status is not caused by a breach of Seller's covenants contained herein, then Purchaser shall not have the right to terminate this Agreement or make any claim for a breach of a representation or warranty hereunder involving the rent roll or tenancies thereunder. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement that the claiming party had actual knowledge of prior to Closing. For the purposes of this Paragraph 18.3, the "actual knowledge" of Purchaser shall mean only the actual knowledge of Terry Considine and Peter Kompaniez. Notwithstanding the foregoing, prior to Closing, each of Terry Considine and Peter Kompaniez shall cause the individuals responsible for the performance of Purchaser's due diligence in connection with the transactions contemplated herein to advise him of any information discovered in the performance of such due diligence which makes a representation or warranty in this Agreement untrue in any material respect.

     18.4. No Negotiations. Seller shall use commercially reasonable efforts to cause its Affiliates and their Representatives or any other Person acting for or on behalf of any of them to refrain from, soliciting, entertaining offers from, negotiating with, or in any manner discussing, encouraging, recommending, agreeing to any proposal, or providing information relating to the sale of the Property or any interest therein. If Seller, its Affiliates or any of their Representatives receives from any Person any offer, proposal or information request that may be subject to this Paragraph, Seller shall promptly advise such Person, by written notice, of the terms of this Paragraph.

     18.5. Property Questionnaire. On or before October 18, 1996, Seller shall deliver to Purchaser a completed Property Questionnaire, in the form of Exhibit M attached hereto and made a part hereof (the "Property Questionnaire"). If Purchaser reasonably determines that the consummation of the transactions contemplated by the Agreement could jeopardize the status of Apartment Investment and Management Company, a Maryland corporation, as a real estate investment trust, as defined in ee 856-860 of the Internal Revenue Code of 1986, as amended, based upon the information contained in the Property Questionnaire, Purchaser shall have the right, but not the obligation, to terminate this Agreement by delivery of a written notice of termination to Seller prior to the expiration of the Inspection Period, in which event the Earnest Money, together with any and all interest thereon, shall be returned to Purchaser, this Agreement shall terminate and be null and void, and neither Seller nor Purchaser shall have any further rights, obligations, or liabilities hereunder, except as expressly set forth herein.

19.  SURVIVAL; LIMITATIONS.

     19.1. Survival Of Representations And Warranties. Following Closing, each of the representations and warranties contained herein will survive and remain in full force and effect for one hundred eighty (180) days after the Closing (i.e., the claiming party shall not have the right to make any claims against the other party for a breach of a representation or warranty after the expiration of such 180-day period immediately following the Closing).

     19.2. Limitation Of Seller's Liability. Neither Seller nor any Affiliate of Seller nor any of their respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged liability, except for an amount not to exceed $200,000.00, in the aggregate, for a claim based upon a breach of a representation or warranty of Seller following the Closing.

     19.3. Distributions. Seller shall not distribute $200,000.00 from the proceeds of the net cash received from the Purchaser at the Closing prior to 180 days after the Closing. If Purchaser alleges a claim for damages against Seller after the Closing Date, but prior to 180 days after the Closing (a "Claim"), then the Seller shall continue to withhold distribution of the funds in an amount equal to the lesser of: (i) the amount of the Claim; or (ii) $200,000.00, until the Claim is resolved. The Claim shall specify the exact representation or warranty which was breached and the amount of damages the Purchaser alleges it has sustained. Upon written notice from Seller that it contests the Claim, Seller shall have the right to distribute the $200,000.00 unless Purchaser files a complaint alleging the Claim in a court of competent jurisdiction with thirty (30) days of Seller's written notice.

20.  ASSUMPTION OF LOAN.

     20.1 The Property is currently encumbered by that certain First Mortgage Loan by Seller to USGI, Inc. (the "Lender"), dated June 23, 1993, which secures that certain Promissory Note (the "Note") made by Seller in favor of Lender in the original principal amount of $5,185,000.00 (the First Mortgage Loan and the Note, together with all other documents or instruments entered into by Seller in connection with the First Mortgage Loan and the Note are hereinafter referred to as the "Loan Documents" and the loan described in and evidenced by the Loan Documents is hereinafter referred to as the "First Mortgage Loan"). Purchaser and Seller agree that the obligation of each party to consummate the transactions contemplated by this Agreement are contingent upon the occurrence of the following (the "Condition Precedent") on or before the date sixty (60) days after the date hereof (the "Consent Date"): Lender consenting, in writing, to: (i) the assumption by Purchaser of Seller's obligations under the Loan Documents; and (ii) a release by Lender of Seller from any liability under the Loan Documents (together, the "Lender Consent"). Purchaser will use its reasonable efforts (without being obligated to pay any amounts to Lender in excess of the fees or other charges set forth in the Loan Documents in connection with the assumption of the Loan Documents, but in no event shall Purchaser be obligated to pay to Lender an amount in excess of one percent (1%) of the outstanding principal amount of the Note plus an application fee not to exceed $2,000.00) to obtain the Lender Consent. In connection with Purchaser's efforts to obtain the Lender Consent: (i) Purchaser agrees to take all actions and deliver such documents as may be reasonably required by Lender; and (ii) Purchaser shall pay all fees imposed by Lender as a result of the assumption of the Loan Documents, but in no event shall Purchaser be obligated to pay to Lender an amount in excess of one percent (1%) of the outstanding principal amount of the Note plus an application fee not to exceed $2,000.00.

     20.2 If Purchaser is unable to obtain the Lender Consent on or before the Consent Date, then subject to the provisions of Paragraph 20.3, this Agreement shall automatically terminate. If this Agreement is terminated in accordance with the immediately preceding sentence, then the Earnest Money deposited by Purchaser, together with any interest earned thereon, shall be paid to Purchaser promptly, this Agreement shall be null and void, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except as expressly set forth herein. Notwithstanding anything contained herein to the contrary, Purchaser shall have the one-time right upon written notice to Seller no later than seven (7) days prior to the Consent Date to extend the Consent Date for up to thirty (30) days upon which the Closing Date shall correspondingly be extended.

     20.3 Provided the Lender Consent is obtained, then at the Closing: (i) Purchaser shall assume all of Seller's obligations under the Loan Documents; and (ii) Seller shall be released from any liability under the Loan Documents (or Purchaser shall provide to Seller the indemnification identified above).
In connection therewith, Purchaser and Seller agree to execute customary and necessary documents (the "Assumption Documents") reflecting such assumption and such release reasonably required by the Lender and reasonably acceptable to Purchaser and Seller. Notwithstanding the foregoing to the contrary, Purchaser may elect, in its sole discretion, to cause Seller to use the Purchase Price to prepay the First Mortgage Loan at Closing, provided that Purchaser shall give adequate advance notice to Lender of the prepayment in accordance with the Loan Documents and Purchaser pay all fees and other costs charged by the Lender in connection with the prepayment of the First Mortgage Loan, including without limitation all prepayment fees. In the event that Purchaser so elects to prepay the First Mortgage Loan, Purchaser shall not be obligated to use reasonable efforts to obtain the Lender Consent and the payment of the Purchase Price shall be made without a reduction for the assumption of the Loan Documents as set forth in Paragraph 2.2 herein.

21.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

22. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission, or made by United States registered or certified mail addressed as follows:

         TO SELLER:           c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams

     with copies to:          The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  James Mendelson
                              (847) 317-4360
                              (847) 317-4462 (FAX)

             and to:          Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

        TO PURCHASER:         AIMCO
                              1873 South Bellaire Street
                              17th Floor
                              Denver, Colorado  80221-4348
                              Attention:  Harry Alcock
                              Peter Kompaniez
                              (303) 757-8735 (FAX)

      with copies to:         Skadden, Arps, Slate, Meagher & Flom
                              300 South Grand Avenue
                              Los Angeles, California  90071-3144
                              Attention:  Rand S. April
                              (213) 687-5600 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time or on the fourth (4th) business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier, or by facsimile transmission as aforesaid shall be deemed to be given, delivered, or made upon receipt of the same by the party to whom the same is to be given, delivered, or made. Copies of all notices shall be served upon the Escrow Agent.

23.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  Earnest Money;

     (B)  One (1) fully executed copy of this Agreement; and

     (C) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully
executed copy to    each of the Purchaser and the Seller.

24. GOVERNING LAW. The provisions of this Agreement shall be governed by the Laws of the State of Texas, except that with respect to the retainage of the Earnest Money as liquidated damages the Laws of the State of Illinois shall govern.

25. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous negotiations, understandings and representations made by and between the parties and their respective Representatives.

26. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

27. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

28. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth below:

          "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.

          "Business Day" shall mean a day other than Saturday, Sunday, or any day on which the principal commercial banks located in Illinois are authorized or obligated to close under the Laws of Illinois.

          "Control" (and its derivative terms "Controlled," "Controls," etc.) shall mean the power and right to direct the management and policies of another Person, whether by ownership of voting securities, the ability to elect a majority of the board of directors or other managing board or committee, management Contract, or otherwise.

          "Environmental Laws" shall mean all federal, state, and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies, and requirements, (including consent decrees, judicial decisions, and administrative orders) relating to the protection, preservation, remediation, or conservation of the environment or workers health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C.
Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C. Section 1802 et seq.

          "Governmental Authority" shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether Federal, state, local, domestic or foreign.

          "Hazardous Materials" means: (1) "hazardous substances," as defined by CERCLA; (2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition;
(5) polychlorinated biphenyls; and (6) any other material, substance, or waste to which liability or standards of conduct are imposed under any Environmental Laws.

          "Improvements" shall mean, with respect to the Land, all buildings, improvements, structures and fixtures located on or in the Land.

          "Intangible Property" shall mean, with respect to any Real Property, all intangible property owned by the Seller and used by the Seller in connection with the Real Property and/or the Personal Property relating thereto, including, without limitation, all of the Seller's right, title and interest in, to and under: (i) the Leases, all Contract rights, books, reports, test results, environmental assessments, as-built plans, specifications and other similar documents and materials relating to the use, operation, maintenance, repair, construction or fabrication of the Real Property or the Personal Property; (ii) all trademarks and trade names, (iii) all transferable business licenses, architectural, site, landscaping or other permits, applications, approvals, authorizations and other entitlements affecting the Real Property; and (iv) all transferable guarantees, warranties and utility Contracts relating to the Real Property. Notwithstanding the foregoing to the contrary, computer software shall not be included within the definition of Intangible Property.

          "Law" shall mean all laws, rules, regulations, ordinances, decrees, and orders of all applicable Federal, state, city, and other Governmental Authorities.

          "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, option or other encumbrance of any kind, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract, or other contract to give or to refrain from giving any of the foregoing, provided, however, that "Lien" shall not include Tenant Leases.

          "Order" shall mean any order, decree, injunction, judgment, edict, ruling, assessment, pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

          "Organizational Documents" shall mean (i) with respect to a corporation, its certificate or articles of incorporation and bylaws, (ii) with respect to any limited liability company, its certificate of formation, articles of organization, regulations, operating agreement and limited liability company agreement, as applicable, (iii) with respect to any limited partnership, its certificate of limited partnership and limited partnership agreement, (iv) with respect to any general partnership, its partnership agreement, and (v) all other similar organizational documents.

          "Person" shall mean any natural person, corporation, general partnership, limited partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority, or business organization.

          "Real Property" shall mean (i) the Land, (ii) the Improvements thereon, (iii) all apparatus, equipment and appliances affixed to and used in connection with the operation or occupancy of the Land and the Improvements (such as heating, air conditioning or mechanical systems and facilities used to provide any utility services, refrigeration, ventilation, waste disposal or other services) and now or hereafter located on or in the Land or the Improvements, and (ii) all of the Seller's right, title, and interest in and to all of the rights, privileges and easements appurtenant to or used in connection with the Land and the Improvements, including, without limitation, all minerals, oil, gas and other hydrocarbon substances, all development rights, air rights, water, water rights and water stock relating to the Land, all strips and gores, any streets, alleys, easements, rights-of-way, public ways, or other rights appurtenant, adjacent or connected to the Land.

          "Representative" shall mean, with respect to any Person, any director, officer, employee, agent, advisor, counsel, accountant, lender or other representative of such Person or of any Affiliate of such Person or any Representative of any of the foregoing.

          "Seller's Knowledge" shall mean, and any reference in this Agreement to "Seller's knowledge" or to "knowledge of Seller" or notice of any matter or thing, shall only mean the knowledge of, or notice that has actually been received by, James Mendelson. Except as set forth in the preceding sentence, any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller or the individual shareholders or officers of Seller.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.



                         SELLER:

                         CHESAPEAKE ASSOCIATES, an Illinois limited partnership

                         By: Chesapeake Investors, an Illinois limited partnership, its general partner

                              By:  Balcor Partners-XV, an Illinois general
                                   partnership, its general partner

                                   By:  RGF-Balcor Associates-II, an Illinois
                                        general partnership, a general partner

                                        By:  The Balcor Company, a Delaware
                                             corporation, a general partner



                                             By:   /s/ James E. Mendelson
                                                  -----------------------------
                                             Name:     James E. Mendelson
                                                  -----------------------------
                                             Title:    Authorized Rep
                                                  -----------------------------


                         PURCHASER:

                         AIMCO PROPERTIES, L.P., a Delaware limited partnership

                         By:  AIMCO-GP, Inc., a Delaware corporation


                              By:   /s/ Harry Alcock
                                   -------------------------------
                              Name:     Harry Alcock
                                   -------------------------------
                              Title:    Vice President
                                   -------------------------------

                                                       [Chesapeake Apartments]


_________________ of Sage Properties ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated __, 1996 between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.


                                   SAGE PROPERTIES

                                   By:
                                        -------------------------------
                                   Its:
                                        -------------------------------

                                   Exhibits


A    -    Legal Description

B    -    Escrow Agreement

C    -    Title Commitment

D    -    Special Warranty Deed

E    -    Special Warranty Bill of Sale

F    -    Assignment and Assumption of Intangible Property

G    -    Assignment and Assumption of Leases and Security Deposits

H    -    FIRPTA Statement

I    -    Notice to Tenants

J    -    Rent Roll

K    -    Personal Property

L    -    Contracts

M    -    Property Questionnaire

N    -    Litigation

O    -    Certification and Indemnity Agreement